Exhibit 5.1

[SUNTRUST BANKS, INC. LETTERHEAD]

April 28, 2009

SunTrust Banks, Inc.

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Re: SunTrust Banks, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for SunTrust Banks, Inc., a Georgia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to 9,301,123 shares of the Company’s common stock, par value $1.00 per share, to be issued pursuant to, or issued upon the exercise of options granted pursuant to, the SunTrust Banks, Inc. 2009 Stock Plan (as amended and restated, the “Plan”) (all such shares and options are referred to herein as the “Shares” and “Options,” respectively).

In so acting, I have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of signatures on all documents submitted to me as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and the legal capacity of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.

For purposes of this opinion, I have assumed the following: (1) the Shares that may be issued pursuant to the Plan or upon exercise of the Options granted pursuant to the Plan will continue to be duly authorized on the dates of such issuance and (2) on the date on which any Option is exercised, such Option will have been duly executed, issued and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

a.	The Shares are duly authorized; and

b.	When the Shares are issued pursuant to the Plan or upon exercise of the Options granted pursuant to the Plan against payment therefor, as the case may be, as provided in the Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in law that occur, that could affect the opinions contained herein. This opinion is provide for use solely in connection with the filing of the Registration Statement and may not be furnished to or relied upon by any person or entity for any other purpose without my prior written consent.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Raymond D. Fortin
Raymond D. Fortin Corporate Executive Vice President and General Counsel